EXHIBIT 10.01(g)
ADMINISTRATION, ACCOUNTING AND INVESTOR SERVICES AGREEMENT
     THIS AGREEMENT is made as of January 12, 2005 by and between QUADRIGA SUPERFUND L.P., a Delaware limited partnership (the “Partnership”), and PFPC INC., a Massachusetts corporation (“PFPC”).
WITNESSETH:
     WHEREAS, the Partnership wishes to retain PFPC to provide administration, accounting and investor services provided for herein, and PFPC wishes to furnish such services.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
1.	Definitions. As Used in this Agreement:
(a)	“Authorized Person” means any officer of the Partnership and any other person duly authorized by the Partnership’s General Partner to give Oral Instructions and Written Instructions on behalf of the Partnership. An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

(b)	“General Partner” and “Limited Partners” shall have the same meanings as set forth in the Partnership’s Limited Partnership Agreement.

(c)	“Organizational Documents” means, in the case of the Partnership, the by-laws, confidential memorandum, partnership agreement, trust deed, partnership or other documents constituting the Partnership.

(d)	“Oral Instructions” mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person. PFPC may, in its reasonable discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.
(e)	“Written Instructions” mean (i) written instructions signed by an Authorized Person and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.
2.	Appointment. The Partnership hereby appoints PFPC to provide administration, accounting and investor services, in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services.

3.	Compliance with Rules and Regulations.

PFPC shall comply with the applicable requirements of any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder.

4.	Instructions.
(a)	Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

(b)	PFPC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume in its reasonable business judgment that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of Organizational Documents or this Agreement or of any vote, resolution or proceeding of the Partnership’s General Partner, unless and until PFPC receives Written Instructions to the contrary.
(c)	The Partnership agrees to forward to PFPC Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC or its affiliates) so that PFPC receives the Written Instructions as promptly as practicable and in any event by the close of business on the day after such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC’s ability to rely upon such Oral Instructions.
5.	Right to Receive Advice.
(a)	Advice of the Partnership. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from the Partnership.

(b)	Protection of PFPC. PFPC shall be indemnified by the Partnership and without liability for any action PFPC takes or does not take in reliance upon authorized directions or advice or Oral Instructions or Written Instructions PFPC receives from or on behalf of the Partnership and which PFPC believes, in good faith and in its reasonable business judgment, to be consistent with those directions or advice and Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC to seek such directions or advice or Oral Instructions or Written Instructions.
6.	Records: Visits.

(a)	The books and records pertaining to the Partnership which are in the possession or under the control of PFPC shall be the property of the Partnership. The Partnership and Authorized Persons shall have access to such books and records at all times during PFPC’s normal business hours. Upon the reasonable request of the Partnership, copies of any such books and records shall be provided by PFPC to the Partnership or to an Authorized Person, at the Partnership’s expense. Any such books or records may be maintained in the form of electronic media and stored on any magnetic disk or tape or similar recording method,

(b)	PFPC shall keep the following records:
(i)	all books and records with respect to the Partnership’s books of account;

(ii)	records of the Partnership’s securities transactions; and

(iii)	any documents generated or received by PFPC in the ordinary course of business pertaining to administration, accounting, and investor services matters of the Partnership or to the compensation payable to PFPC.
PFPC may house these records in a third party storage facility.
7.	Confidentiality. Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Partnership or PFPC, their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Partnership or PFPC a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if: (i) it is already in the public domain through no fault of the receiving party; (ii) to the extent necessary, it is disclosed to consultants, auditors and attorneys who have entered into confidentiality agreements similar to the one set forth herein, or to the employees of PFPC, the Partnership or the General Partner who must have access to the Confidential Information; (iii) it is disclosed as required by law, courts, governmental agencies, regulatory Authorities, or self-regulatory authorities; or (iv) is essential to the defense of any claim or cause of action asserted against the receiving party (provided the receiving party will provide the other party written notice of the same, to the extent such required by the Partnership.
9.	Intellectual Property. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights created or developed by PFPC and used in connection with the services provided by PFPC to the Partnership. Partnership and General Partner shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights created or developed by Partnership and General Partner or their affiliates and used in connection with the services provided by PFPC to the Partnership.
10.	Disaster Recovery. PFPC shall enter into and shall maintain in effect with appropriate

12.	Indemnification. PFPC shall indemnify and hold Partnership and/or General Partner harmless from any and all expenses, costs, damages, or causes of action, including, but not limited to, reasonable attorney’s fees, incurred by the Partnership and/or the General Partner as the result of the unauthorized acts of PFPC, its employees, agents, or arising out of PFPC’s negligence, willful misconduct, or breach of this Agreement. Partnership and/or the General Partner shall indemnify and hold PFPC harmless from any and all expenses, costs, damages, or causes of action, including, but not limited to, reasonable attorney’s fees, incurred by PFPC in connection with this Agreement and not resulting from the unauthorized acts of PFPC, its employees or agents, the negligence or willful misconduct of PFPC in the performance of such obligations and duties or by reason of its breach of this Agreement. The provisions of this Section 12 shall survive termination of this Agreement.
13.	Responsibility of PFPC.
(a)	PFPC shall be under no duty hereunder to take any action on behalf of the Partnership except as specifically set forth herein or as may be specifically agreed to in writing by PFPC and the Partnership. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. PFPC shall be liable only for any damages arising out of PFPC’s failure to perform its duties under this Agreement to the extent such damages arise out of PFPC’s negligence, willful misconduct, or breach of this Agreement.

(b)	Notwithstanding anything in this Agreement to the contrary, PFPC shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party; and (ii) PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PFPC reasonably believes to be genuine.
(c)	Notwithstanding anything in this Agreement (whether contained anywhere in Sections 14-16 or otherwise) to the contrary, Partnership hereby acknowledges and agrees that (i) PFPC, in the course of providing tax-related services or calculating and reporting portfolio performance hereunder, may rely upon PFPC’s reasonable interpretation of tax positions or its reasonable interpretation of relevant circumstances (as determined by PFPC) in providing such tax services and in determining methods of calculating portfolio performance to be used, and that (ii) PFPC shall not be liable for losses or damages of any kind associated with such reliance except to the extent such loss or damage is a result of PFPC’s negligence or willful misconduct.

(d)	Notwithstanding anything in this Agreement to the contrary, without limiting anything in the immediately preceding sentence, Partnership hereby acknowledges and agrees that PFPC shall not be liable for any losses or damages of any kind associated with any tax filings with which PFPC has assisted in any way except to the extent such loss or damage is substantially due to PFPC’s negligence or willful misconduct.
(e)	Notwithstanding anything in this Agreement to the contrary, neither party nor its affiliates shall be liable for any consequential, special or indirect losses or damages, provided that the foregoing limitation shall not apply to the extent such damages arise out of PFPC’s gross negligence, intentional acts or willful misconduct.

(e)	Each party shall have a duty to mitigate damages for which the other party may become responsible.

(f)	Notwithstanding anything in this Agreement to the contrary, PFPC shall have no liability either for any error or omission of any of its predecessors as servicer on behalf of the Partnership or for any failure to discover any such error or omission.

(g)	The provisions of this Section 13 shall survive termination of this Agreement.
14.	Description of Accounting: Services on a Continuous Basis.

PFPC will perform the following accounting services if required with respect to the Partnership:
(i)	Journalize investment, capital and income and expense activities;

(ii)	Record futures trading activity by receiving a data file from each of the Partnership’s futures brokers at the end of each month and posting the activity to the Fund’s general ledger;

(iii)	Calculate contractual expenses, including management fees and incentive allocation, as applicable, in accordance with the Partnership’s Limited Partnership Agreement;

(iv)	Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations in U.S. dollar terms;

(v)	Monitor the expense accruals and notify an officer of the Partnership of any proposed adjustments;

(vi)	Control all disbursements and authorize such disbursements upon Written Instructions;

(vii)	Calculate capital gains and losses;

(viii)	Determine net income;

(ix)	Determine applicable foreign exchange gains and losses on payables and receivables;

(x)	Obtain futures market quotes and currency exchange rates directly from the Partnership’s futures brokers, or such other source designated by the Partnership’s General Partner, and in either case calculate the market value of the Partnership’s investments in accordance with applicable valuation policies or guidelines provided by the Partnership to PFPC and acceptable to PFPC;

(xiv)	Transmit or mail a copy of the portfolio valuation to the Adviser as agreed upon between the Partnership and PFPC;

(xv)	Arrange for the computation of the net asset value in accordance with the provisions of the offering memorandum; and

(xvi)	Perform all other accounting services necessary in connection with the Partnership, as directed by the Partnership and/or General Partner.
15.	Description of Administration Services on a Continuous Basis.

PFPC will perform the following administration services if required with respect to the Partnership:
(i)	Supply various normal and customary Partnership statistical data as requested on an ongoing basis;

(ii)	Prepare for execution and file the Partnership’s Federal form 1065 and state tax returns.

(iii)	Prepare and coordinate printing of Partnership’s annual reports;

(iv)	Copy the General Partner on routine correspondence sent to Limited Partners; and

(v)	Perform such additional administrative duties necessary in connection with the Partnership, as directed by the Partnership and/or General Partner.
16.	Description of Investor Services on a Continuous Basis. PFPC will perform the following functions:
(i)	Maintain the register of Limited Partners of the Partnership and enter on such register all issues, transfers and repurchases of interests in the Partnership;

(ii)	Arrange for the calculation of the issue and repurchase prices of interests in the the Partnership in accordance with the Limited Partnership Agreement;

(iii)	Allocate income, expenses, gains and losses to individual Partners’ capital accounts in accordance with the Partnership’s Limited Partnership Agreement;

(iv)	Calculate the Incentive Allocation, if applicable, in accordance with the Limited Partnership Agreement and reallocate corresponding amounts from the applicable Limited Partners’ capital accounts to the General Partners’ capital account;

(v)	Prepare and mail annually to partners any required Form K-l in accordance with applicable tax regulations; and

(vi)	Perform all other investor services necessary in connection with the Partnership, as directed by the Partnership and/or General Partner.
17.	Duration and Termination.
(a)	This Agreement shall continue until terminated by the Partnership or by PFPC on sixty (60) days’ prior written notice to the other party. In the event the Partnership gives notice of termination without cause for such termination, all reasonable expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor service provider (or each successive service provider, if there are more than one), and all reasonable trailing expenses incurred by PFPC, will be borne by the Partnership. In the event that

PFPC gives notice of termination without having cause for such termination, all reasonable expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor service provider 9or each successive service provider if there are more than one), and all reasonable trailing expenses incurred by the Partnership and the General Partners, as well as PFPC, will be borne by PFPC.
(b)	Upon occurrence of any of the following events, the party not subject to such event shall have the right to immediately terminate this Agreement upon written notice to the other party: (i) either party ceases doing (or gives notice of ceasing to do) business and its business is not continued by another corporation or entity who has agreed to assume its obligations, (ii) either party becomes insolvent or files for or becomes a party to any involuntary bankruptcy, receivership or similar proceeding, and such involuntary proceeding is not dismissed within forty-five (45) calendar days after filing, or (iii) either party makes an assignment for the benefit of creditors.
18.	Change of Control. Notwithstanding any other provision of this Agreement, in the event of an agreement to enter into a transaction that would result in a Change of Control of the Fund’s adviser or sponsor, the Fund’s ability to terminate the Agreement pursuant to Section 17 will be suspended from the time of such agreement until two years after the Change of Control. For purposes of this section, “Change of Control” shall be defined as a change in ownership or control (not including transactions between wholly-owned direct or indirect subsidiaries of a common parent) of 25% or more of the beneficial ownership of the shares of common stock or shares of beneficial interest of the Fund’s adviser or sponsor or of either of its parent(s).
19.	Notices. All notices and other communications, including Written Instructions but excluding Oral Instructions, shall be in writing or by confining telegram, cable, telex or facsimile sending device. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given seven days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered. Notices shall be addressed (a) if to PFPC, at 301 Bellevue Parkway, Wilmington, DE 19809, attn: President (or such address as PFPC may inform the Partnership in writing); (b) if to the Partnership, at the address of the Partnership; or (c) if to neither of the foregoing, at such other address or additional addresses as shall have been provided by like notice to the sender of any such notice or other communication by the other party.

20.	Amendments. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

21.	Delegation; Assignment. PFPC may assign its rights and delegate its duties hereunder to any majority-owned direct or indirect subsidiary of PFPC or of The PNC Financial Services Group, Inc., provided that PFPC gives the Partnership 60 days prior written notice of such assignment or delegation.

22.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23.	Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

24.	Miscellaneous.
(a)	Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

(b)	No Changes that Materially Affect Obligations. Notwithstanding anything in this Agreement to the contrary, the Partnership agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of PFPC hereunder without prior written notice to PFPC.

(b)	Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(d)	Information. The Partnership will provide such information and documentation as PFPC may reasonably request in connection with services provided by PFPC to the Partnership.

(e)	Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law without regard to principles of conflict of law.

(f)	Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.
(g)	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(h)	No Representations or Warranties. Except as expressly provided in this Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to the Partnership or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(i)	Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(j)	Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PFPC’s affiliates are financial institutions, and PFPC may, as a matter of policy, request (or may have already requested) the Partnership’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. PFPC may also ask (and may have already asked) for additional identifying information, and PFPC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements,
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PFPC INC.

By:	/s/ Jeanne Grant

Title:	Vice President

QUADRIGA SUPERFUND, LP.

By:	/s/ Dr. Entzmann

Title:	Vice President

January 12, 2005
QUADRIGA SUPERFUND, LP.

Re:	Administration, Accounting and Investor Services Fees
Dear Sir/Madam:
     This letter constitutes our agreement with respect to compensation to be paid to PFPC Inc. (“PFPC”) under the terms of an Administration, Accounting and Investor Services Agreement (“Agreement”) dated January  , 2005 between PFPC and QUADRIGA
SUPERFUND LP. (the “Partnership”) as amended from time to time for services provided on behalf of the Partnership. Pursuant to Paragraph 11 of the Agreement, and in consideration of the services to be provided to the Partnership, the Partnership will pay PFPC an annual administration, accounting and investor services fee to be paid monthly as set forth below.
A.	Administration and Accounting Services
1.	Asset Based Fees:

The following annual fee will be calculated based upon the Partnership’s beginning of month net assets and paid monthly:

.075%% of the Partnership’s first $200 million of beginning of month net assets;

.055% of the Partnership’s next $200 million of beginning of month net assets; and

.040% of the Partnership’s beginning of month net assets in excess of $400 million.

The cost of PFPC’s preparing financial statements with related footnotes for inclusion in the filing of Forms 10Q and 10K is included in the annual fee.

2.	Minimum Monthly Fee:

The minimum monthly fee shall be $5,000, exclusive of taxation services fees, multiple class fees and out-of-pocket expenses.

3.	Monthly Multiple Class Fee:

The monthly multiple class fee shall be $2,000 per class for each class beyond the first.

4.	Taxation Services Fees:

An annual fee of $30,000 will be charged for the preparation and filing of the Federal Form 1065 (including the related K-1s) and the return in the state in which the Partnership is domiciled, plus $1,000 for each additional state or local return that is required.

Fees quoted assume the use of the aggregate method of allocation of realized gains and losses. Should the Partnership make a tax election under IRC Section 754, additional fees will be assessed.

5.	Out-of-Pocket Expenses:

The Partnership will reimburse PFPC for out-of-pocket expenses incurred on the Partnership’s behalf, including, but not limited to, postage, telephone, telex, overnight express charges, bank charges, conversion and deconversion costs, cost of access to PFPC’s data repository and analytics suite, cost of using financial printer for automated financial statements, SAS 70 reporting costs (if applicable), costs to obtain independent security market quotes, travel expenses incurred for Board meeting attendance and multiple class fees, if applicable.
B.	Investor Services
1.	Investor Processing Fee:

$5.00 per investor per month.

2.	Out-of-Pocket Expenses include, but are not limited to, telephone lines, forms, envelopes, checks and supplies, postage, overnight delivery, courier services, mailgrams, hardware/phone lines for transmissions, remote terminals (if required), wire fees, record retention/storage, cost of annual K-l mailing, negotiated time and material for development and programming costs including web, statement and file development, customization of web fulfillment (if applicable), customized research requests, remote access costs (passed through at cost), conversion and deconversion expenses, bulk mailings and reproduction costs, travel expenses, training expenses and expenses incurred at the direction of each Partnership. Should the Partnership utilize escrow accounts at PNC Bank, N.A., standard retail account charges would apply. Out-of-pocket expenses are billed as they are incurred.

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c.	Miscellaneous

After the one year anniversary of the effective date of the Agreement, PFPC may adjust the fees described in this letter once per calendar year, upon thirty (30) days prior written notice in an amount not to exceed the cumulative percentage increase in the Consumer Price Index for All Urban Consumers (CPI-U) U.S. City Average, All items (unadjusted) – (1982-84=100), published by the U.S. Department of Labor since the last such adjustment in the Partnership’s monthly fees (or the effective date of the Agreement absent such a prior adjustment).

Any fee or out-of-pocket expenses not paid within 30 days of the date of the original invoice will be charged a late payment fee of 1% per month until payment of the fees are received by PFPC.

The fee for the period from the date hereof until the end of that year shall be prorated according to the proportion which such period bears to the full annual period, with the exception of the Taxation Services Fee.
     If the foregoing accurately sets forth our agreement and you intend to be legally bound thereby, please execute a copy of this letter and return it to us.

Very truly yours,

PFPC INC.

		By:	/s/ Jeanne Grant

		Name:	Jeanne Grant

		Title:	Vice President

Agreed and Accepted:

QUADRIGA SUPERFUND, L.P.

By:	/s/ Gerhard Entzmann

Name:	Dr. Gerhard Entzmann

Title:	Vice President

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